Exhibit 4.4

SIXTH AMENDMENT TO

MANAGEMENT SERVICES AGREEMENT

Between

AT&T MEXICO, INC.

A corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, hereinafter “AT&T Mexico”, with Permanent Establishment in Mexico. Establishment in the terms provided in the Income Tax Law with address at Parque Vía 190-12th floor, Colonia Cuauhtémoc 06599 Mexico, D.F.

And

AMÉRICA MÓVIL, S.A.B. DE C.V.

A corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F., hereinafter “AMÉRICA MÓVIL”.

This SIXTH AMENDMENT TO MANAGEMENT SERVICES AGREEMENT, is made as of February 1st, 2007 (this “Amendment”), between AT&T MEXICO, INC. a corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, with Permanent Establishment in the United Mexican States under the Income Tax Law with address at Parque Via 190-12th floor, Colonia Cuauhtémoc 06599 Mexico, D.F. (hereinafter “AT&T Mexico”) and AMÉRICA MOVIL S.A.B. DE C.V., a corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F. (hereinafter “AMÉRICA MÓVIL”).

WHEREAS, AT&T MEXICO and AMÉRICA MÓVIL entered into that certain Management Services Agreement dated February 27, 2002 as amended by that certain First Amendment to Management Services Agreement dated as of January 1, 2003; that certain Second Amendment to Management Services Agreement dated as of October 29, 2003, that certain Third Amendment dated as January 1, 2004; that certain Fourth Amendment dated as of January 31, 2005 (as amended, the “MSA”); and that certain Fifth Amendment dated as of December 31, 2005 (as amended, the “MSA”).

WHEREAS, AT&T MEXICO and AMÉRICA MÓVIL desire to amend the MSA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. The parties agree that the first sentence of clause Sixth of the MSA is hereby amended to read as follows: “This agreement shall be in effect during the period starting on January 1, 2001 and ending on December 31, 2012.

SECTION 2. In accordance with the terms of Clause FOURTH of the MSA, AMÉRICA MÓVIL shall pay AT&T MEXICO SEVEN AND A HALF MILLION US DOLLARS (US $7,500,000.00) plus value tax for the sixth year (2007) of the term of the MSA in compensation for services rendered by AT&T MEXICO thereunder. AMERICA MOVIL shall make this Seven and a Half Million US Dollar (US$7,500,000.00) payment to AT&T MEXICO plus value added tax in a one-time payment by February 28, 2007, through wire transfer of immediately available funds payable in United States Dollars to a bank account designated by AT&T MEXICO. No later than the end of June 2007, the parties shall begin consultations and use best efforts to agree on compensation to be paid AT&T MEXICO for the remaining term of the MSA. The parties further acknowledge and agree that AMERICA MOVIL made a one-time payment to AT&T MEXICO in February 2006, in the amount of One Million US Dollars (US$ 1,000,000.00), plus value added tax, in compensation for services rendered by AT&T Mexico under the MSA for the fifth year (2006) of the term of the MSA.

SECTION 3. This Amendment and the MSA hereby are each confirmed as being in full force and effect. The parties acknowledge that the initial term of the MSA previously expired, but that the parties agree that for all purposes the parties shall treat the MSA as not having expired and the MSA shall continue to be effective as amended hereby.

SECTION 4. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 5. For interpretation and fulfillment of this Amendment, the parties expressly agree to submit to the laws of the territory and courts of Mexico City, D.F., waiving the application of any other law or jurisdiction of any court that might have jurisdiction over them by reason of their current or future address.

This agreement is entered in Mexico City, Federal District on the date first set forth above.

AT&T MEXICO, INC.		AMÉRICA MÓVIL S.A.B. DE C.V.

	/s/ Eric Boyer		/s/ Alejandro Cantú Jiménez
By:	Eric Boyer	By:	Alejandro Cantú Jiménez
	President AT&T Mexico, Inc.		General Counsel